Exhibit 99.1
FOR IMMEDIATE RELEASE
A. SCHULMAN CHIEF FINANCIAL OFFICER TO LEAVE THE COMPANY
FOR NEW POSITION
AKRON, Ohio — January 25, 2011 — A. Schulman, Inc. (Nasdaq-GS: SHLM) announced today that Paul F. DeSantis, Vice President, Chief Financial Officer, Treasurer and Assistant Secretary, will leave the Company. DeSantis, who joined the Company in 2006, has accepted a position as Chief Financial Officer of Bob Evans Farms, Inc. (Nasdaq: BOBE), a Columbus, Ohio-based company that owns and operates full-service restaurants under the Bob Evans and Mimi’s Café brand names and is also a leading producer and distributor of a variety of food items under the Bob Evans and Owens brand names. DeSantis’ last day with the Company will be February 28, 2011.
“We thank Paul for his many contributions as A. Schulman’s CFO,” said Joseph M. Gingo, Chairman, President and Chief Executive Officer. “In his five years with A. Schulman, Paul was instrumental in driving significant financial improvements across our organization. He leaves behind a strengthened balance sheet, improved financial discipline, a stellar track record of integrating acquisitions and a highly competent finance and accounting team that will help to ensure a seamless transition. While we are sorry to see him go, this is a great opportunity for Paul both professionally and personally, and we wish him all the best in his new endeavor.”
DeSantis commented, “I am very proud of our accomplishments as a team at A. Schulman, and am confident in the financial organization I leave behind. At this point in my career and my life, the move to Bob Evans will further enhance my professional experience. It has been a privilege to work with a great team and help the Company position itself for sustained profitable growth and I wish them every continued success.”
A. Schulman has retained a prestigious national search firm to identify and evaluate candidates as DeSantis’ successor. In the interim, the oversight of financial responsibilities will be assumed by Donald B. “Mickey” McMillan, Corporate Controller. McMillan, a Certified Public Accountant, has been with the Company for 15 years and has held a variety of positions within A. Schulman’s finance team. Prior to joining the Company, he spent 13 years in public accounting. He will report directly to Joseph Gingo.
About A. Schulman, Inc.
Headquartered in Akron, Ohio, A. Schulman is a leading international supplier of high-performance plastic compounds and resins. These materials are used in a variety of consumer, industrial, automotive and packaging applications. The Company employs about 2,900 people and has 34 manufacturing facilities in North America, South America, Europe and Asia. A. Schulman reported net sales of $1.6 billion for the fiscal year ended August 31, 2010. Additional information about A. Schulman can be found at www.aschulman.com.

Cautionary Note on Forward-Looking Statements
A number of the matters discussed in this document that are not historical or current facts deal with potential future circumstances and developments and may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the fact that they do not relate strictly to historic or current facts and relate to future events and expectations. Forward-looking statements contain such words as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Forward-looking statements are based on management’s current expectations and include known and unknown risks, uncertainties and other factors, many of which management is unable to predict or control, that may cause actual results, performance or achievements to differ materially from those expressed or implied in the forward-looking statements. Important factors that could cause actual results to differ materially from those suggested by these forward-looking statements, and that could adversely affect the Company’s future financial performance, include, but are not limited to, the following:
•	worldwide and regional economic, business and political conditions, including continuing economic uncertainties in some or all of the Company’s major product markets;

•	the effectiveness of the Company’s efforts to improve operating margins through sales growth, price increases, productivity gains, and improved purchasing techniques;

•	competitive factors, including intense price competition;

•	fluctuations in the value of currencies in major areas where the Company operates;

•	volatility of prices and availability of the supply of energy and raw materials that are critical to the manufacture of the Company’s products, particularly plastic resins derived from oil and natural gas;

•	changes in customer demand and requirements;

•	effectiveness of the Company to achieve the level of cost savings, productivity improvements, growth and other benefits anticipated from acquisitions and restructuring initiatives;

•	escalation in the cost of providing employee health care;

•	uncertainties regarding the resolution of pending and future litigation and other claims;

•	the performance of the North American auto market; and

•	further adverse changes in economic or industry conditions, including global supply and demand conditions and prices for products.
The risks and uncertainties identified above are not the only risks the Company faces. Additional risk factors that could affect the Company’s performance are set forth in the Company’s Annual Report on Form 10-K and the most recent Form 10-Q. In addition, risks and uncertainties not presently known to the Company or that it believes to be immaterial also may adversely affect the Company. Should any known or unknown risks or uncertainties develop into actual events, or underlying assumptions prove inaccurate, these developments could have material adverse effects on the Company’s business, financial condition and results of operations. This document contains time-sensitive information that reflects management’s best analysis only as of the date of this document. The Company does not undertake an obligation to publicly update or revise any forward-looking statements to reflect new events, information or circumstances, or otherwise. Further information concerning issues that could materially affect financial performance related to forward-looking statements can be found in the Company’s periodic filings with the Securities and Exchange Commission.
SHLM_ALL
Contact information:
Jennifer K. Beeman
Director of Corporate Communications & Investor Relations
A. Schulman, Inc.
3550 W. Market St.
Akron, Ohio 44333
Tel: 330-668-7346
email: Jennifer_Beeman@us.aschulman.com
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